Exhibit 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACTS:
Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com

Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD REPORTS FOURTH QUARTER AND ANNUAL RESULTS

– 2004 sales up 42 percent to all-time high of $5.0 billion;

microprocessor sales grew 29 percent –

– Fourth quarter processor sales increased nine percent

sequentially, driving fifth consecutive quarter of positive operating income –

SUNNYVALE, CA — Jan. 18, 2005 — AMD (NYSE:AMD) today reported record sales of $1.26 billion and operating income of $20 million for the quarter ended December 26, 2004. The fourth quarter net loss of $30 million, or $0.08 per share, includes charges of $49 million, or $0.13 per share, largely associated with the conversion and retirement of debt.

Fourth quarter sales increased by five percent from the fourth quarter of 2003 and were up two percent from the third quarter of 2004. In the fourth quarter of 2003, AMD reported sales of $1.21 billion and net income of $43 million, or $0.12 per share. In the third quarter of 2004, AMD reported sales of $1.24 billion and net income of $44 million, or $0.12 per share.

For the full year ended December 26, 2004, AMD achieved record sales of $5 billion, a 42 percent increase from 2003. Fiscal year 2004 net income was $91 million, or $0.25 per share, including charges of $51.6 million, or $0.14 per share. AMD reported sales in 2003 of $3.52 billion and a net loss of $274 million, or $0.79 per share, including credits of $13.9 million, or $0.04 cents per share.

“In 2004 both the processor and Flash memory businesses were profitable,” said Robert J. Rivet, AMD’s chief financial officer. “Total sales increased by 42 percent compared with 2003, driven by 29 percent growth in our microprocessor business and 65 percent growth in our Flash memory business.

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“Fourth quarter sales growth was largely due to a nine percent increase in Computation Products Group (CPG) sales, helping AMD report its tenth consecutive quarter of improved gross margin. Record fourth quarter microprocessor sales were driven by increased server and mobile dollar and unit sales. As anticipated, AMD64 processor sales increased to 50 percent of total PC processor sales for the quarter.

“Memory Group sales were weaker than expected due to an aggressive pricing environment, significantly lower sales in Japan, and a delay in qualifying a new product in the wireless segment. Products based on MirrorBit™ technology continued to earn customer acceptance and increased as an overall percentage of Flash memory sales.

“As planned, we took significant steps to improve our balance sheet and liquidity position during the quarter, which reduced our debt by $200 million. This was the result of converting $200 million of convertible debt to equity and refinancing the $600 million outstanding on our Fab 30 loan.”

BUSINESS OVERVIEW

Fourth quarter operating income of $20 million declined from $46 million in the fourth quarter of 2003 and from $68 million in the third quarter of 2004. This was the fifth consecutive quarter of positive operating income for the company. Operating expenses of $498 million increased from $389 million in the fourth quarter of 2003 and from $433 million in the prior quarter. Fourth quarter research and development costs increased 9 percent as compared to the prior quarter largely due to Fab 36 start-up costs. Marketing, general and administrative costs increased 21 percent as compared to the third quarter of 2004 primarily due to seasonal merchandising activities, previously guided increased marketing investments and SOX certification costs.

Fourth quarter gross margin increased to 41 percent from 40 percent in the third quarter of 2004 due to processor sales growth. AMD ended the fourth quarter with a cash balance of $1.20 billion, up from $1.19 billion at the end of the third quarter of 2004.

Record CPG sales of $730 million were up 26 percent over the fourth quarter of 2003 and increased by nine percent from $673 million in the third quarter of 2004. CPG generated operating income of $89 million in the fourth quarter, flat compared with $89 million in the third quarter.

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CPG’s sales growth was driven by a double-digit percentage unit shipment increase across all segments in the fourth quarter with particularly strong sales in high-growth regions. Both server and mobile processor sales achieved new records.

Memory Group sales of $504 million decreased 11 percent from the fourth quarter of 2003 and were down six percent from $538 million in the prior quarter. The Memory Group incurred an operating loss of $39 million, down from operating income of $15 million in the third quarter of 2004. The average bit density in Spansion™ Flash memory products grew in the quarter and the Memory Group shipped a record number of bits, with MirrorBit technology increasing as a larger percentage of overall bits shipped.

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	More than 40 percent of Forbes Global 100 companies or their affiliates now use AMD64 processor-based systems to run critical enterprise applications. New AMD64 platform customers include Canon, Inc., Chevron Texaco Corp., ConocoPhillips, Deutsche Bank, Renault, SingTel and Tokyo University.

•	AMD maintained its leadership position in high-end PC processors with the introduction of the AMD Athlon™ 64 FX-55 processor, the world’s ultimate 64-bit PC processor for enthusiasts, gamers and professional users seeking high-end performance.

•	AMD won China’s Science & Technology Daily newspaper 2004 TOP 10 award for leading the IT industry to pervasive 64-bit computing.

•	PC Magazine named AMD processors “Best of the Year 2004” in rack-mounted media center PCs, value notebooks and desktop gaming PCs.

•	The Institute of Electrical and Electronics Engineers, Inc. gave AMD the 2005 IEEE Corporate Innovation Recognition award “for innovation in the evolution of the x86 microprocessors and its extension to a 64-bit architecture.”

•	Formula One team Sauber Petronas launched its new AMD processor-powered supercomputer. This groundbreaking supercomputer, powered by more than 500 AMD Opteron™ processors and one of the most advanced in Formula One and the automotive industry, will act as the “brain” for the team’s Computational Fluid Dynamics center.

•	AMD introduced the new Mobile AMD Sempron™ processor 3000+ for thin-and-light notebooks.

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•	AMD launched the Personal Internet Communicator (PIC), a consumer device designed to provide people in global high-growth regions with affordable Internet access and computing capabilities. The first Internet service providers to offer the PIC include VSNL, India’s largest telecommunications service provider and a member of the Tata Group of companies, and Cable & Wireless in the Caribbean.

•	Microsoft endorsed AMD’s position that multi-core software applications should be licensed by socket, not by core.

•	Spansion entered the serial Flash memory market. The Spansion FL Flash memory family is designed to be used in a wide range of consumer electronics, PC peripherals and in-cabin automotive electronics.

•	Spansion announced plans to develop a new “ORNAND” Flash memory architecture that combines the best of NOR code execution and NAND data storage capabilities in a single product based on MirrorBit technology.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions.

Based on the strong acceptance of AMD64 technology, AMD expects its processor momentum to increase as the year unfolds. In the first quarter, AMD expects processor sales to be flat to down slightly in the typically seasonally down quarter.

AMD expects Flash memory sales to be down in the first quarter due to continued imbalance in supply and demand, continued pressure on ASPs and seasonality.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss fourth quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com or www.streetevents.com. The webcast will be available for 10 days after the conference call.

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CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the first quarter of 2005; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s processor business will prevent attainment of the company’s current processor sales plans; that demand for personal computers and, in turn, demand for the company’s processors will be lower than currently expected; that adoption of AMD64 products by OEMs will not occur as expected; that demand for the company’s Flash memory products will be lower than currently expected and that the company will not be able to increase or maintain Flash memory market share; that Intel Corporation will negatively affect NOR Flash memory prices; that customer acceptance of MirrorBit technology will not continue to increase; that the company may not achieve its current product and technology introduction schedules; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market leadership positions; and that solutions providers will not timely provide the infrastructure, including operating systems and applications, to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 28, 2003, and the Quarterly Report on Form 10-Q for the quarter ended September 26, 2004.

ABOUT AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to delivering standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Sempron and combinations thereof are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of Spansion LLC. Microsoft is a registered trademarks of Microsoft Corporation in the U.S. and/or other jurisdictions. Other names used are for identification purposes only and may be trademarks of their respective owners.

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Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Twelve Months Ended
	Dec. 26, 2004 (Unaudited)	Sept. 26, 2004 (Unaudited)	Dec. 28, 2003 (Unaudited)	Dec. 26, 2004 (Unaudited)	Dec. 28, 2003*
Net sales	$1,263,706	$1,239,459	$1,205,593	$5,001,435	$3,519,168

Cost of sales	742,650	738,026	778,508	3,032,585	2,327,063
Research and development	252,767	230,896	226,502	934,574	852,075
Marketing, general and administrative	245,622	202,179	162,807	807,011	587,307
Restructuring and other special charges, net	2,942	—	(8,039)	5,456	(13,893)

	1,243,981	1,171,101	1,159,778	4,779,626	3,752,552

Operating income (loss)	19,725	68,358	45,815	221,809	(233,384)

Interest income and other, net	(42,430)	2,502	8,913	(31,150)	21,116
Interest expense	(29,070)	(25,148)	(30,943)	(112,328)	(109,960)
Income (loss) before minority interest, income taxes, and equity in net income of joint venture	(51,775)	45,712	23,785	78,331	(322,228)
Minority interest in (income) loss of subsidiary	16,831	3,008	19,408	18,663	44,761
Provision (benefit) for income taxes	(4,981)	4,872	—	5,838	2,936
Equity in net income of joint venture	—	—	—	—	5,913

Net income (loss)	(29,963)	43,848	43,193	91,156	(274,490)

Net income (loss) per common share

Basic	$(0.08)	$0.12	$0.12	$0.25	$(0.79)
Diluted	$(0.08)	$0.12	$0.12	$0.25	$(0.79)
Shares used in per share calculation

- Basic	375,308	355,254	357,090	358,886	346,934
- Diluted	375,308	417,576	416,190	371,066	346,934

*	Derived from the December 28, 2003 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Thousands)

	Quarter Ended			Twelve Months Ended
	Dec. 26, 2004 (Unaudited)	Sept. 26, 2004 (Unaudited)	Dec. 28, 2003 (Unaudited)	Dec. 26, 2004 (Unaudited)	Dec. 28, 2003 (Unaudited)
Net income (loss)	$(29,963)	$43,848	$43,193	$91,156	$(274,490)
Depreciation and amortization	329,148	304,731	287,311	1,224,252	995,663
Interest income	(6,397)	(4,415)	(4,753)	(18,013)	(19,702)
Interest expense	29,070	25,148	30,943	112,328	109,960
Provision (benefit) for income taxes	(4,981)	4,872	—	5,838	2,936

EBITDA	$316,877	$374,184	$356,694	$1,415,561	$814,367

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Dec. 26, 2004	Sept. 26, 2004	Dec. 28 2003*
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,195,559	$1,185,177	$1,313,367
Accounts receivable, net	719,572	790,750	564,884
Inventories	874,790	807,233	697,658
Prepaid expenses and other current assets	350,240	156,628	177,145
Deferred income taxes	87,836	111,452	102,651

Total current assets	3,227,997	3,051,240	2,855,705
Property, plant and equipment, net	4,233,807	3,877,897	3,848,492
Other assets	382,406	353,302	345,575

Total Assets	$7,844,210	$7,282,439	$7,049,772

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$655,123	$600,908	$492,616
Accrued compensation and benefits	191,431	190,625	160,644
Accrued liabilities	445,341	303,802	327,122
Restructuring accruals	18,997	18,641	29,770
Income taxes payable	47,145	23,715	41,370
Deferred income on shipments to distributors	141,738	128,061	72,376
Current portion of long-term debt and capital lease obligations	214,587	216,027	193,266
Other current liabilities	115,773	102,147	90,533

Total current liabilities	1,830,135	1,583,926	1,407,697
Deferred income taxes	104,246	147,514	157,690
Long-term debt and capital lease obligations	1,644,509	1,827,017	1,899,674
Other long-term liabilities	414,626	353,137	428,761
Minority interest in subsidiary	840,641	799,403	717,640
Stockholders’ equity:
Capital stock:
Common stock, par value	3,915	3,556	3,502
Capital in excess of par value	2,316,669	2,017,784	1,958,833
Retained earnings	308,497	338,684	217,891
Accumulated other comprehensive income	380,972	211,418	258,084

Total stockholders’ equity	3,010,053	2,571,442	2,438,310

Total Liabilities and Stockholders’ Equity	$7,844,210	$7,282,439	$7,049,772

*	Derived from the December 28, 2003 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

	Quarter Ended						Twelve Months Ended
Segment Information	Dec. 26, 2004		Sept. 26, 2004		Dec. 28, 2003		Dec. 26, 2004		Dec. 28, 2003*
Computation Products (1)
Revenue	$730	M	$673	M	$581	M	$2,528	M	$1,960	M
Operating Income (Loss)	89	M	89	M	63	M	303	M	(23	)M
Memory Products (2)
Revenue	504	M	538	M	566	M	2,343	M	1,419	M
Operating Income (Loss)	(39	)M	15	M	(3	)M	35	M	(190	)M
Personal Connectivity Solutions Products (3)
Revenue	30	M	29	M	59	M	131	M	140	M
Operating Income (Loss)	(20	)M	(30	)M	(2	)M	(72	)M	(14	)M
All Other (4)
Revenue	0	M	0	M	0	M	0	M	0	M
Operating Income (Loss)	(9	)M	(6	)M	(12	)M	(44	)M	(6	)M
Total AMD
Revenue	1,264	M	1,239	M	1,206	M	5,001	M	3,519	M
Operating Income (Loss)	20	M	68	M	46	M	222	M	(233	)M

Other Data	Dec. 26, 2004		Sept. 26 2004		Dec. 28, 2003		Dec. 26, 2004		Dec. 28, 2003*
Depreciation & Amortization	$329	M	$305	M	$287	M	$1,224	M	$996	M
Capital Additions	$470	M	$407	M	$164	M	$1,440	M	$570	M
Headcount	15,894		15,451		14,353		15,894		14,353
International Sales (5)	78%		77%		83%		79%		80%
Research and Development	$253	M	$231	M	$227	M	$935	M	$852	M
EBITDA	$317	M	$374	M	$357	M	$1,416	M	$814	M

*	Numbers do not include first six months of 2003 results for Spansion LLC as the information is not available.

(1)	Computation Products segment includes PC processors and Chipsets.

(2)	Memory Products segment includes Flash memory products of AMD and Spansion LLC.

(3)	The Personal Connectivity Solution Products segment includes Embedded Processors and Products for global commercial and consumer markets.

(4)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments.

(5)	For quarter and twelve months ended December 28, 2003, percentages were adjusted for sales to Latin America, which were previously reflected as U.S. sales.

Note: Figures may not foot due to rounding